EXHIBIT 99.1

MicroVision Announces Preliminary Fourth Quarter 2019 Results

Appoints Sumit Sharma Chief Executive Officer

REDMOND, Wash., Feb. 25, 2020 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today MicroVision announced preliminary fourth quarter 2019 results and the appointment of Sumit Sharma as Chief Executive Officer.

MicroVision announced selected financial information about its fourth quarter of 2019. Total revenue in the fourth quarter was approximately $4.6 million, consisting of $4.1 million of product shipments, $0.4 million of contract revenue, and $0.1 million of royalty revenue. Gross profit in the quarter was approximately $1.2 million.

Fourth quarter 2019 operating expenses were approximately $4.5 million, and the net loss in the quarter was approximately $3.3 million. Fourth quarter cash used in operations was approximately $4.3 million, and the company had $5.8 million in cash and cash equivalents at December 31, 2019.

The company announced that due to the COVID-19 (coronavirus), MicroVision’s contract manufacturer remained closed for one extra week following the usual Lunar New Year shutdown. Production at its Asian contract manufacturer restarted on February 10 with a reduced workforce. Over the next few weeks, as more workers clear health screening at the factory, and component suppliers restart production, more normal production levels are expected to ensue.

MicroVision had been in negotiations to sell its interactive display module to a top-tier North American OEM. The company announced today that it was recently informed by the OEM that products using the interactive display module will not be launched in 2020 as the company expected. The OEM may consider interactive display for future products, but the companies are not moving forward at this time with the products and timelines they had been negotiating.

“We are surprised and very disappointed by the OEM’s decision and are proud of the work we did to ready our interactive display module for production. While we believe our module was well received by the OEM, there were many factors that may have influenced the OEM’s decisions regarding use of our module in its overall product line-up at this time,” said Sumit Sharma, MicroVision’s incoming CEO. “MicroVision is now evaluating options for moving forward in all of our target markets including interactive display, consumer LiDAR and automotive LiDAR. We are exploring licensing of technology and designs and other strategic alternatives for moving forward without orders from the OEM for 2020 delivery. In addition, the company is reducing headcount by approximately 60% to lower operating expenses while retaining core competency as it explores its options.”

Additionally, the company announced that Sumit Sharma has been appointed as Chief Executive Officer and member of the board of directors. Perry M. Mulligan resigned as Chief Executive Officer for health reasons but will remain on the board.

“We are deeply appreciative of Perry’s efforts in guiding the company over the last two years and his mentoring of Sumit to assume the CEO role. Perry has been a valued member of the board and management,” said Brian Turner, Board Chair. “Sumit has been instrumental in leading the development of our technology and product roadmap and we believe that Sumit is the right person to lead the company moving forward.”

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

MicroVision has a substantial portfolio of patents relating to laser beam scanning projection and sensing. MicroVision’s industry leading technology is a result of its extensive research and development. The company is based in Redmond, Washington.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to expected financial reports, effect of COVID-19 virus on production levels and revenue, licensing of technology and designs, exploration of strategic alternatives, evaluating options, adoption of technology, capability of management to lead the company, possibility of future sales of the company’s products, the company’s future products, product applications and solutions and statements containing words such as “exploring” and “believe,” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the risk that the company may not succeed in finding strategic solutions with acceptable timing, benefits or costs, the company may be unable to evidence compliance with Nasdaq criteria within the period of time that was granted by the Nasdaq panel, our ability to operate with limited cash or to raise additional capital when needed; market acceptance of our technologies and products; and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements, including from the impact of the COVID-19 (corona) virus; our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on the Nasdaq Stock Market, and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com